Investor Contacts:  Rusty Cloutier
   President & CEO or
   Jim McLemore, CFA
   Sr. EVP & CFO
   337.237.8343

MidSouth Bancorp, Inc. Reports Third Quarter 2012 Results

•	Diluted EPS $0.21 per common share versus $0.03 per common share YOY
•	Operating EPS of $0.23 per common share excluding merger-related charges
•	Organic loan growth of 8% on sequential quarter basis
•	Net charge offs to average loans of 7 basis points
•	PSB Financial Corporation merger announced during 3rd quarter

LAFAYETTE, LA., October 30, 2012/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT:MSL) today reported net earnings available to common shareholders of $2.2 million for the third quarter of 2012, compared to net earnings available to common shareholders of $0.3 million reported for the third quarter of 2011 and $2.1 million in net earnings available to common shareholders for the second quarter of 2012.  Diluted earnings for the third quarter of 2012 were $0.21 per common share, compared to $0.03 per common share reported for the third quarter of 2011 and $0.20 per common share reported for the second quarter of 2012.  The third quarter of 2012 included $0.02 per share of merger related expenses.  Excluding these non-operating expenses, operating earnings per share for the third quarter of 2012 were $0.23, compared to $0.20 reported for the second quarter of 2012.

For the nine months ended September 30, 2012, net income available to common shareholders totaled $6.8 million compared to $1.8 million for the nine months ended September 30, 2011.  Diluted earnings per share were $0.65 for 2012, compared to $0.18 for 2011.

On September 26, 2012, MidSouth announced the signing of a definitive agreement with PSB Financial Corporation (“PSB”) to merge with and into MidSouth.  The transaction has been approved by the Board of Directors of both companies and is expected to close in the fourth quarter of 2012, pending PSB shareholder and regulatory approvals.  PSB is the holding company of Many, Louisiana-based The Peoples State Bank, which operates fourteen branches in north Louisiana and one branch in Texarkana, Texas.  PSB had total assets of $493.4 million at September 30, 2012.

C.R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on third quarter results, remarked, “We are extremely pleased with our third quarter results.  We saw very strong loan growth during the quarter across our markets in both Louisiana and Texas.  This strong loan growth is also helping us to reduce the dividend rate on our SBLF preferred stock from 5.0% for the third quarter down to 4.6% for the fourth quarter of 2012 and to 2.4% in the first quarter of 2013.  We are also very pleased with our asset quality as net charge offs during the quarter were only 7 basis points.”

Mr. Cloutier, commenting on the pending merger with PSB Financial Corporation said, “We continue to be very enthusiastic about the upcoming merger with Peoples State Bank and the potential for future growth for the combined banks.  There is a great spirit of cooperation between the two organizations which is rooted in similar core values of service to our customers and communities.”

Balance Sheet

Total consolidated assets at September 30, 2012 were $1.4 billion, compared to $1.2 billion at September 30, 2011 and $1.4 billion at June 30, 2012.  Deposits totaled $1.2 billion at September 30, 2012, compared to $989.0 million at September 30, 2011 and $1.2 billion at June 30, 2012.   Total deposits increased $25.3 million in the third quarter of 2012 primarily due to one large noninterest-bearing deposit transaction posted on a commercial customer at the end of the quarter.  Total loans were $808.8 million at September 30, 2012, compared to $673.4 million at September 30, 2011 and $751.5 million at June 30, 2012.  The $135.4 million in loan growth in prior year quarterly comparison resulted primarily from approximately $70.2 million in loans acquired through two acquisitions completed in December 2011 and from the $57.3 million in loan growth recorded in the third quarter of 2012.

MidSouth’s Tier 1 leverage capital ratio was 10.53% at September 30, 2012 compared to 10.45% at June 30, 2012.  Tier 1 risk-based capital and total risk-based capital ratios were 15.78% and 16.62% at September 30, 2012, compared to 16.51% and 17.38% at June 30, 2012, respectively.  The Tier 1 common equity leverage ratio at September 30, 2012 was 7.31% and tangible book value was $10.01 per common share for the same period.  Tangible common equity totaled $104.9 million at September 30, 2012, compared to $102.3 million at June 30, 2012.

Asset Quality

Total nonperforming assets were comparable in year-over-year comparison and increased $1.1 million, or 7.6%, in sequential quarter comparison.  The increase resulted primarily from the addition of two commercial loans placed on nonaccrual status during the third quarter.  Total nonperforming assets were $15.5 million at September 30, 2012 compared to $15.3 million at September 30, 2011 and $14.4 million at June 30, 2012.

The increase in nonaccrual loans in the third quarter of 2012 resulted in a lower allowance coverage for nonperforming loans of 83.4% at September 30, 2012, compared to 97.2% at June 30, 2012.  The ALL/total loans ratio decreased to 0.91% for the third quarter of 2012, compared to 0.96% at June 30, 2012.  The ratio of annualized net charge-offs to total loans was 0.07% for the three months ended September 30, 2012 compared to 0.23%  for the three months ended June 30, 2012.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 1.90% at September 30, 2012, unchanged from June 30, 2012.  ORE and other assets repossessed decreased $311,000 during the third quarter primarily due to the sale of five properties.  Loans classified as troubled debt restructurings (“TDRs”) totaled $242,000 at September 30, 2012, compared to $417,000 at June 30, 2012.  The $175,000 decrease resulted from the payoff of a commercial credit previously classified as a TDR.  Classified assets, including ORE, increased $1.8 million, or 8.1% during the three months ended September 30, 2012, from $22.2 million at June 30, 2012 to $24.0 million at September 30, 2012.  The increase in classified assets resulted primarily from the two commercial loans placed on nonaccrual status during the third quarter.

Third Quarter 2012 vs. Third Quarter 2011 Earnings Comparison

Third quarter 2012 net earnings before dividends on preferred stock totaled $2.6 million compared to $1.1 million for the third quarter of 2011.  The third quarter of 2012 included $223,000 of merger related expenses compared to $876,000 in merger related charges for the third quarter of 2011.  Net earnings increased as a $2.2 million increase in net interest income, a $350,000 decrease in the provision for loan losses and a $356,000 increase in noninterest income were partially offset by a $455,000 increase in noninterest expense and a $931,000 increase in income tax expense.  Of the $2.2 million increase in net interest income, a total of $1.3 million was earned from acquisitions in the third and fourth quarters of 2011.  An increase in purchase accounting adjustments totaling $255,000 also contributed to the increase in net interest income.  Interest income on investments and other interest-bearing accounts increased $498,000 in quarterly comparison and included interest earned on excess cash invested from the 2011 acquisitions.

Increases in noninterest income consisted primarily of $117,000 in service charges on deposit accounts, $159,000 in ATM/debit card income, and $69,000 in gain on sale of securities.  Increases in noninterest expenses were primarily related to the 2011 acquisitions and included $495,000 in salaries and benefits costs, $478,000 in occupancy expense, $90,000 in ATM and debit card expense, and $81,000 in marketing costs.  The increased costs were partially offset by decreases of $301,000 in data processing expenses, $277,000 in expenses on ORE and repossessed assets, and $214,000 in legal and professional fees.

Fully taxable-equivalent (“FTE”) net interest income totaled $14.2 million and $12.0 million for the quarters ended September 30, 2012 and 2011, respectively.  The FTE net interest income increased $2.2 million in prior year comparison primarily due to a $224.2 million increase in the volume of average earning assets as a result of the three acquisitions completed in the second half of 2011.  The average volume of loans increased $130.2 million in quarterly comparison and the average yield on loans decreased 21 basis points, from 6.67% to 6.46%.  Purchase accounting adjustments on acquired loans added 23 basis points to the average yield on loans for the third quarter of 2012 and 9 basis points for the third quarter of 2011.  Net of the impact of the purchase accounting adjustments, average loan yields declined 35 basis points in prior year quarterly comparison to 6.23%.  Loan yields have declined primarily as the result of a sustained low market interest rate environment.

The average volume of investment securities increased $148.5 million in quarterly comparison as portions of excess cash flow from the 2011 acquisitions were placed primarily in agency mortgage-backed securities.  The average tax equivalent yield on investment securities decreased 62 basis points, from 3.25% to 2.63% primarily due to lower reinvestment rates.  The average volume of overnight interest bearing deposits earning 0.25% decreased $54.2 million due primarily to the purchase of investment securities.  The average yield on all earning assets decreased 21 basis points in prior year quarterly comparison, from 5.13% for the third quarter of 2011 to 4.92% for the third quarter of 2012.   Net of the impact of purchase accounting adjustments, the average yield on total earning assets declined 28 basis points, from 5.07% to 4.79% for the three month periods ended September 30, 2011 and 2012, respectively.

The impact to interest expense of a $176.2 million increase in the average volume of interest bearing liabilities was mostly offset by a 13 basis point decrease in the average rate paid on interest-bearing liabilities, from 0.75% at September 30, 2011 to 0.62% at September 30, 2012.  Net of purchase accounting adjustments on acquired certificates of deposit, the average rate paid on interest bearing liabilities was 0.71% for the third quarter of 2012 compared to 0.87% for the third quarter of 2011.

As a result of these changes in volume and yield on earning assets and interest bearing liabilities, the FTE net interest margin decreased 11 basis points, from 4.57% for the third quarter of 2011 to 4.46% for the third quarter of 2012.  Net of purchase accounting adjustments on loans and deposits, the FTE margin decreased 17 basis points, from 4.43% for the third quarter of 2011 to 4.26% for the third quarter of 2012.

Third Quarter 2012 vs. Second Quarter 2012 Earnings Comparison

In sequential quarter comparison, net earnings before dividends on preferred stock increased $171,000 as a $275,000 decrease in provision for loan losses, combined with a $160,000 decrease in noninterest expenses and a $78,000 increase in net interest income, offset a $211,000 decrease in noninterest income and a $131,000 increase in income tax expense.  The noninterest expenses declined primarily due to decreases of $456,000 in expenses on ORE and repossessed assets and $73,000 in ATM/debit card expenses, which were partially offset by increases of $169,000 occupancy costs and $164,000 in legal and professional fees.  Included in the increase of legal and professional fees is $177,000 in merger related costs.  The decrease in non-interest income consisted primarily of $116,000 in safe deposit box rental income and $115,000 in fee income earned on credit-related products, both of which were recorded in the second quarter of 2012.

FTE net interest income increased $79,000 in sequential quarter comparison.  Average decreases of $9.8 million in overnight funds and interest-bearing deposits in other banks and $8.4 million in investment securities partially funded a $24.0 million increase in the average volume of loans in linked quarter comparison.  Additionally, the average volume of interest-bearing liabilities decreased $5.4 million in the third quarter of 2012.  A $20.1 million decline in average time deposits was partially offset by a $7.8 million improvement in average NOW, money market, and savings accounts and a $6.9 million increase in average retail repurchase agreements in sequential-quarter comparison.  The FTE net interest margin declined 5 basis points, from 4.51% for the three months ended June 30, 2012 to 4.46% for the three months ended September 30, 2012.  Net of purchase accounting adjustments, the FTE net interest margin increased 1 basis point, from 4.25% to 4.26% in sequential quarter comparison.

Year-Over-Year Earnings Comparison

In year-over-year comparison, net earnings before dividends on preferred stock increased $4.8 million primarily as a result of a $9.4 million improvement in net interest income, a $1.6 million decrease in provision for loan loss and a $1.6 million increase in noninterest income which offset a $5.0 million increase in noninterest expense and a $2.8 million increase in income tax expense.  Of the $9.4 million increase in net interest income, a total of $4.0 million was earned from the branches acquired in the third and fourth quarters of 2011.  An increase in purchase accounting adjustments totaling $1.9 million also contributed to the increase in net interest income.  Interest income on investments and other interest-bearing accounts increased $2.3 million in prior year-to-date comparison and included interest earned on excess cash invested from the 2011 acquisitions.

Increases in noninterest income consisted primarily of $524,000 in service charges on deposit accounts, $601,000 in ATM and debit card income and $105,000 in gain on sale of securities.  Increases in non-interest expense included primarily $2.5 million in salary and benefits costs, $1.6 million in occupancy expense, and $225,000 in ATM/debit card expense.

In year-to-date comparison, FTE net interest income increased $9.3 million primarily due to a $9.4 million increase in FTE interest income.  The increase resulted primarily from a $290.4 million increase in the average volume of earning assets which offset a 21 basis point reduction in the average yield on earning assets, from 5.16% at September 30, 2011 to 4.95% at September 30, 2012.  Net of a 16 basis point effect of discount accretion on acquired loans, the average yield on earning assets was 4.79% at September 30, 2012.

Interest expense increased minimally in year-over-year comparison as the impact of the increase in average volume of interest-bearing liabilities on interest expense was mostly offset by the impact of lower rates paid on interest-bearing liabilities.  The average volume of interest-bearing liabilities increased $249.4 million in year-over year comparison, from $702.4 million at September 30, 2011 to $951.8 million at September 30, 2012.   The average rate paid decreased 19 basis points, from 0.82% at September 30, 2011 to 0.63% at September 30, 2012.  Net of a 12 basis point effect of premium amortization on acquired certificates of deposit, the average rate paid on interest-bearing liabilities was 0.75% at September 30, 2012.  The FTE net interest margin declined 8 basis points, from 4.56% for the nine months ended September 30, 2011 to 4.48% for the nine months ended September 30, 2012.  Net of purchase accounting adjustments, the FTE net interest margin declined 28 basis points, from 4.51% to 4.23% for the nine months ended September 30, 2011 and 2012, respectively.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $1.4 billion as of September 30, 2012. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas.  MidSouth Bank currently has 42 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 43,000 surcharge-free ATMs.  Additional corporate information is available at www.midsouthbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding regarding the parties ability to complete the merger, the expected closing date, the anticipated impacts of the transaction on shareholders, employees and customers, future expansion plans and future operating results.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, the failure to obtain necessary regulatory approvals and the approval of PSB shareholders; the ability of the parties to satisfy the other closing conditions; the effect of the announcement of the proposed acquisition on relations with customers and employees; the effects of MidSouth’s expenditure of monies for legal and other professional fees, which will be capitalized on its balance sheet and written off if the transaction is not completed; changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Additional Information about this Transaction

In connection with the proposed transaction, PSB Financial Corporation (“PSB”) will distribute to its shareholders a proxy statement that will also include information regarding MidSouth Bancorp, Inc. (“MidSouth”) and the MidSouth securities that are expected to be privately issued in connection with the proposed transaction.  SHAREHOLDERS OF PSB ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS DISTRIBUTED BY PSB WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders of PSB will be able to obtain a free copy of the proxy statement (when available) by directing a request by telephone or mail to PSB Financial Corporation, 880 San Antonio Avenue, Many, LA  71449, Attention: Clay Abington, 318.238.4489

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISIDICTION.

Participants in the Solicitation

PSB and its directors, executive officers, certain members of management and employees may have interests in the proposed transaction or be deemed to be participants in the solicitation of proxies of PSB’s shareholders to approve matters necessary to be approved to facilitate the proposed transaction.  Certain information regarding the participants and their interests in the solicitation will be set forth in the PSB proxy statement distributed in connection with the proposed transaction.  Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement for the proposed transaction when it becomes available.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	September 30,		%	June 30,	%
EARNINGS DATA	2012	2011	Change	2012	Change
Total interest income	$15,355	$13,120	17.0%	$15,298	0.4%
Total interest expense	1,468	1,462	0.4%	1,489	-1.4%
Net interest income	13,887	11,658	19.1%	13,809	0.6%
FTE net interest income	14,187	11,992	18.3%	14,108	0.6%
Provision for loan losses	300	650	-53.8%	575	-47.8%
Non-interest income	3,754	3,398	10.5%	3,965	-5.3%
Non-interest expense	13,630	13,175	3.5%	13,790	-1.2%
Earnings before income taxes	3,711	1,231	201.5%	3,409	8.9%
Income tax expense	1,062	131	710.7%	931	14.1%
Net earnings	2,649	1,100	140.8%	2,478	6.9%
Dividends on preferred stock	400	804	-50.2%	380	5.3%
Net earnings available to common shareholders	$2,249	$296	659.8%	$2,098	7.2%

PER COMMON SHARE DATA
Basic earnings per share	$0.21	$0.03	600.0%	$0.20	5.0%
Diluted earnings per share	0.21	0.03	600.0%	0.20	5.0%
Quarterly dividends per share	0.07	0.07	0.0%	0.07	0.0%
Book value at end of period	13.01	12.47	4.3%	12.78	1.8%
Tangible book value at period end	10.01	10.45	-4.2%	9.76	2.6%
Market price at end of period	16.19	10.75	50.6%	14.08	15.0%
Shares outstanding at period end	10,479,077	9,730,265	7.7%	10,475,504	0.0%
Weighted average shares outstanding
Basic	10,478,456	9,726,024	7.7%	10,469,681	0.08%
Diluted	10,517,999	9,740,275	8.0%	10,481,417	0.35%

AVERAGE BALANCE SHEET DATA
Total assets	$1,398,355	$1,148,516	21.8%	$1,390,814	0.5%
Loans and leases	772,838	642,601	20.3%	748,885	3.2%
Total deposits	1,149,892	927,551	24.0%	1,151,543	-0.1%
Total common equity	135,055	120,216	12.3%	132,968	1.6%
Total tangible common equity	103,577	103,991	-0.4%	101,297	2.3%
Total equity	167,055	144,757	15.4%	164,968	1.3%

SELECTED RATIOS	9/30/2012	9/30/2011		6/30/2012
Annualized return on average assets	0.64%	0.10%	540.0%	0.61%	4.9%
Annualized return on average common equity	6.62%	0.98%	575.5%	6.35%	4.3%
Average loans to average deposits	67.21%	69.28%	-3.0%	65.03%	3.4%
Taxable-equivalent net interest margin	4.46%	4.57%	-2.4%	4.51%	-1.1%
Tier 1 leverage capital ratio	10.53%	12.54%	-16.0%	10.45%	0.8%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.91%	1.09%	-16.5%	0.96%	-5.2%
Nonperforming assets to tangible equity + ALLL	10.74%	10.86%	-1.1%	10.18%	5.5%
Nonperforming assets to total loans, other real estate
owned and other repossessed assets	1.90%	2.25%	-15.5%	1.90%	0.0%
Annualized QTD net charge-offs to total loans	0.07%	0.37%	-80.3%	0.23%	-68.4%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	September 30,	September 30,	%	June 30,	March 31,
	2012	2011	Change	2012	2012
Assets
Cash and cash equivalents	$59,655	$97,802	-39.0%	$50,646	$104,326
Securities available-for-sale	341,170	325,736	4.7%	370,293	366,010
Securities held-to-maturity	117,628	43,736	169.0%	123,054	96,817
Total investment securities	458,798	369,472	24.2%	493,347	462,827
Time deposits held in banks	709	-	100.0%	710	710
Other investments	5,820	5,057	15.1%	5,815	5,634
Total loans	808,833	673,426	20.1%	751,455	747,767
Allowance for loan losses	(7,374)	(7,329)	0.6%	(7,222)	(7,078)
Loans, net	801,459	666,097	20.3%	744,233	740,689
Premises and equipment	48,086	40,752	18.0%	45,550	44,130
Goodwill and other intangibles	31,391	19,708	59.3%	31,573	31,785
Other assets	23,018	23,063	-0.2%	22,953	23,538
Total assets	$1,428,936	$1,221,951	16.9%	$1,394,827	$1,413,639

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$306,463	$222,937	37.5%	$269,110	$271,447
Interest-bearing deposits	872,549	766,073	13.9%	884,651	905,719
Total deposits	1,179,012	989,010	19.2%	1,153,761	1,177,166
Securities sold under agreements to
repurchase and other short term
borrowings	55,233	55,078	0.3%	50,347	49,055
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	10,891	9,031	20.6%	9,414	8,618
Total liabilities	1,260,601	1,068,584	18.0%	1,228,987	1,250,304
Total shareholders' equity	168,335	153,367	9.8%	165,840	163,335
Total liabilities and shareholders' equity	$1,428,936	$1,221,951	16.9%	$1,394,827	$1,413,639

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Nine Months Ended
EARNINGS STATEMENT	September 30,		%	September 30,		%
	2012	2011	Change	2012	2011	Change

Interest income	$15,355	$13,120	17.0%	$45,986	$36,443	26.2%
Interest expense	1,468	1,462	0.4%	4,486	4,313	4.0%
Net interest income	13,887	11,658	19.1%	41,500	32,130	29.2%
Provision for loan losses	300	650	-53.8%	1,550	3,150	-50.8%

Service charges on deposit accounts	1,898	1,781	6.6%	5,590	5,066	10.3%
Other charges and fees	1,856	1,617	14.8%	5,657	4,575	23.7%
Total non-interest income	3,754	3,398	10.5%	11,247	9,641	16.7%
Salaries and employee benefits	6,273	5,778	8.6%	18,511	15,980	15.8%
Occupancy expense	2,952	2,474	19.3%	8,283	6,718	23.3%
FDIC premiums	242	188	28.7%	695	711	-2.3%
Other non-interest expense	4,163	4,735	-12.1%	12,599	11,726	7.4%
Total non-interest expense	13,630	13,175	3.5%	40,088	35,135	14.1%
Earnings before income taxes	3,711	1,231	201.5%	11,109	3,486	218.7%
Income tax expense	1,062	131	710.7%	3,096	292	960.3%
Net earnings	2,649	1,100	140.8%	8,013	3,194	150.9%
Dividends on preferred stock	400	804	-50.2%	1,180	1,402	-15.8%
Net earnings available to common shareholders	$2,249	$296	659.8%	$6,833	$1,792	281.3%

Earnings per common share, diluted	$0.21	$0.03	600.0%	$0.65	$0.18	261.1%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	Third	Second	First	Fourth	Third
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2012	2012	2012	2011	2011
Interest income	$15,355	$15,298	$15,333	$14,564	$13,120
Interest expense	1,468	1,489	1,529	1,489	1,462
Net interest income	13,887	13,809	13,804	13,075	11,658
Provision for loan losses	300	575	675	775	650
Net interest income after provision for loan loss	13,587	13,234	13,129	12,300	11,008
Total non-interest income	3,754	3,965	3,528	3,420	3,398
Total non-interest expense	13,630	13,790	12,668	14,169	13,175
Earnings before income taxes	3,711	3,409	3,989	1,551	1,231
Income tax expense	1,062	931	1,103	272	131
Net earnings	2,649	2,478	2,886	1,279	1,100
Dividends on preferred stock	400	380	400	400	804
Net earnings available to common shareholders	$2,249	$2,098	$2,486	$879	$296

Earnings per common share, diluted	$0.21	$0.20	$0.24	$0.09	$0.03

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

COMPOSITION OF LOANS	September 30,	September 30,	%	June 30,	March 31,
	2012	2011	Change	2012	2012

Commercial, financial, and agricultural	$266,046	$212,232	25.4%	$233,629	$221,855
Lease financing receivable	5,041	4,472	12.7%	3,974	3,840
Real estate - construction	57,727	60,055	-3.9%	55,111	55,320
Real estate - commercial	293,579	262,984	11.6%	271,141	283,114
Real estate - residential	110,735	78,188	41.6%	112,343	112,142
Installment loans to individuals	73,334	54,779	33.9%	72,859	70,085
Other	2,371	716	231.1%	2,398	1,411

Total loans	$808,833	$673,426	20.1%	$751,455	$747,767

COMPOSITION OF DEPOSITS	September 30,	September 30,	%	June 30,	March 31,
	2012	2011	Change	2012	2012

Noninterest bearing	$306,463	$222,937	37.5%	$269,110	$271,447
NOW & Other	239,937	207,096	15.9%	239,059	242,695
Money Market/Savings	377,405	313,768	20.3%	369,524	367,910
Time Deposits of less than $100,000	111,356	101,436	9.8%	119,098	128,415
Time Deposits of $100,000 or more	143,851	143,773	0.1%	156,970	166,699

Total deposits	$1,179,012	$989,010	19.2%	$1,153,761	$1,177,166

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	September 30,	September 30,	%	June 30,	March 31,
	2012	2011	Change	2012	2012

Nonaccrual loans	$8,307	$7,939	4.6%	$7,370	$7,655
Loans past due 90 days and over	532	87	511.5%	62	418
Total nonperforming loans	8,839	8,026	10.1%	7,432	8,073
Other real estate owned	6,608	7,278	-9.2%	6,968	7,120
Other repossessed assets	51	9	466.7%	2	321
Total nonperforming assets	$15,498	$15,313	1.2%	$14,402	$15,514

Troubled debt restructurings	$242	$461	-47.5%	$417	$421

Nonperforming assets to total assets	1.08%	1.25%	-13.6%	1.03%	1.10%
Nonperforming assets to total loans +
OREO + other repossessed assets	1.90%	2.25%	-15.6%	1.90%	2.05%
ALLL to nonperforming loans	83.43%	91.32%	-8.6%	97.17%	87.67%
ALLL to total loans	0.91%	1.09%	-16.5%	0.96%	0.95%

Quarter-to-date charge-offs	$234	$682	-65.7%	$526	$939
Quarter-to-date recoveries	86	48	79.2%	95	66
Quarter-to-date net charge-offs	$148	$634	-76.7%	$431	$873
Annualized QTD net charge-offs to total loans	0.07%	0.37%	-80.3%	0.23%	0.47%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	September 30, 2012			September 30, 2011

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$384,958	$2,048	2.13%	$223,933	$1,407	2.51%
Tax-exempt securities	78,115	997	5.11%	90,677	1,150	5.07%
Total investment securities	463,073	3,045	2.63%	314,610	2,557	3.25%
Federal funds sold	3,570	2	0.22%	4,647	2	0.17%
Time and interest bearing deposits in
other banks	20,253	13	0.25%	74,438	49	0.26%
Other investments	5,816	55	3.78%	5,058	43	3.40%
Loans (1)	772,838	12,540	6.46%	642,601	10,803	6.67%
Total interest earning assets	1,265,550	15,655	4.92%	1,041,354	13,454	5.13%
Non-interest earning assets	132,805			107,162
Total assets	$1,398,355			$1,148,516

Interest-bearing liabilities:
Deposits (2)	$873,128	$1,030	0.47%	$703,114	$1,013	0.57%
Repurchase agreements	55,953	197	1.40%	49,819	207	1.65%
Federal funds purchased	64	-	0.00%	-	-	0.00%
Junior subordinated debentures	15,465	241	6.10%	15,465	242	6.12%
Total interest-bearing liabilities	944,610	1,468	0.62%	768,398	1,462	0.75%
Non-interest bearing liabilities	286,690			235,361
Shareholders' equity	167,055			144,757
Total liabilities and shareholders'
equity	$1,398,355			$1,148,516

Net interest income (TE) and spread		$14,187	4.30%		$11,992	4.38%

Net interest margin			4.46%			4.57%

(1) Includes $388,000 and $118,000 of interest income from accretable yield on purchased loans from acquisitions for the three months ended September 30, 2012 and 2011, respectively.
(2) Includes $213,000 and $228,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitions for the three months ended September 30, 2012 and 2011, respectively.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Nine Months Ended			Nine Months Ended
	September 30, 2012			September 30, 2011

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$380,154	$6,265	2.20%	$200,559	$3,538	2.35%
Tax-exempt securities	81,774	3,152	5.14%	95,546	3,664	5.11%
Total investment securities	461,928	9,417	2.72%	296,105	7,202	3.24%
Federal funds sold	3,657	6	0.22%	4,758	7	0.19%
Time and interest bearing deposits in
other banks	36,720	73	0.26%	68,217	170	0.33%
Other investments	5,737	142	3.30%	5,059	116	3.06%
Loans (1)	754,838	37,298	6.58%	598,366	30,015	6.71%
Total interest earning assets	1,262,880	46,936	4.95%	972,505	37,510	5.16%
Non-interest earning assets	132,169			92,732
Total assets	$1,395,049			$1,065,237

Interest-bearing liabilities:
Deposits (2)	$886,033	$3,189	0.48%	$639,710	$2,985	0.62%
Repurchase agreements	50,313	564	1.49%	47,230	602	1.70%
Federal funds purchased	22	-	-	-	-	-
Other borrowings	1	-	-	-	-	-
Junior subordinated debentures	15,465	733	6.23%	15,465	726	6.19%
Total interest-bearing liabilities	951,834	4,486	0.63%	702,405	4,313	0.82%
Non-interest bearing liabilities	278,042			222,888
Shareholders' equity	165,173			139,944
Total liabilities and shareholders'
equity	$1,395,049			$1,065,237

Net interest income (TE) and spread		$42,450	4.32%		$33,197	4.34%

Net interest margin			4.48%			4.56%

(1) Includes $1.4 million and $118,000 of interest income from accretable yield on purchased loans from acquisitions for the nine months ended September 30, 2012 and 2011, respectively.
(2) Includes $857,000 and $228,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitions for the nine months ended September 30, 2012 and 2011, respectively.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

	For the Quarter Ended
	September 30,	September 30,	June 30,
Per Common Share Data	2012	2011	2012

Book value per common share	$13.01	$12.47	$12.78
Effect of intangible assets per share	3.00	2.02	3.02
Tangible book value per common share	$10.01	$10.45	$9.76

Earnings per share	$0.21	$0.03	$0.20
Effect of merger-related costs, after-tax	0.02	0.06	-
Effect of accretion - repayment of TARP	-	0.05	-
Operating earnings per share	$0.23	$0.14	$0.20

Average Balance Sheet Data

Total equity	$167,055	$144,757	$164,968
Less preferred equity	32,000	24,541	32,000
Total common equity	$135,055	$120,216	$132,968
Less intangible assets	31,478	16,225	31,671
Tangible common equity	$103,577	$103,991	$101,297

   Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. The non-GAAP financial measure above is calculated by using "tangible common equity," which is defined as total common equity reduced by intangible assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding.

   We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.